    Press Release

UGI Reports Strong Fiscal 2020 Results
Issues Fiscal 2021 Guidance
NOVEMBER 18, 2020

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) today reports financial results for the fiscal year ended September 30, 2020 and provides guidance for fiscal year 2021.

HEADLINES

•GAAP net income of $532 million and adjusted net income of $561 million compared to GAAP net income of $256 million and adjusted net income of $413 million in the prior year.
•GAAP EPS of $2.54 per diluted share and adjusted EPS of $2.67 per diluted share compared to GAAP EPS of $1.41 per diluted share and adjusted EPS of $2.28 per diluted share in the prior year.
•Reportable segments earnings before interest expense and income tax1    ("EBIT") of $1,029 million compared to $978 million in the prior year.
•Strong fourth quarter performance relative to updated guidance provided on August 3, 2020, driven by better than anticipated business results, a slightly lower than anticipated COVID-19 impact, and higher than expected tax benefits.
•AmeriGas increased total investment in the LPG business transformation project to $200 million and now expects to realize $140 million in permanent annual benefits by the end of Fiscal 2022.
•Announced transformation project for UGI's corporate support functions for Finance, Procurement, HR, and IT. Expected investment cost of $40 million over the next 2-3 years and expect ongoing savings of $15 million.
•Issued adjusted EPS guidance range of $2.65 - $2.952 per diluted share for the fiscal year ending September 30, 2021. The midpoint of the Fiscal 2021 guidance range is approximately 12% higher than UGI’s Fiscal 2020 adjusted earnings per share of $2.67 excluding $0.17 of tax benefits specific to Fiscal 2020.

ESG HIGHLIGHTS

•Announced that its subsidiary, UGI Energy Services, LLC, entered into a definitive agreement to invest in a utility-scale renewable natural gas ("RNG") project in Idaho.
•Created the Belonging, Inclusion, Diversity and Equity ("BIDE") Initiative to strengthen UGI's commitment to promote diversity.
•Disclosed ESG data using the Sustainability Accounting Standards Board Framework.
•Launched a new ESG website (https://ugiesg.com/).
"We are pleased to report very strong Fiscal 2020 results despite the challenges that both warm weather and the COVID-19 pandemic placed on our operations," said John L. Walsh, President and Chief Executive Officer of UGI Corporation. "UGI delivered adjusted earnings per share of $2.67, continued to demonstrate the resiliency of our business, and made progress on our key growth, environmental, and social initiatives. Our earnings include approximately $0.17 of tax benefits that were specific to Fiscal 2020. Looking ahead to Fiscal 2021, the midpoint of our guidance range is $2.80 per share, approximately 12% higher than our Fiscal 2020 adjusted EPS, excluding the Fiscal 2020 tax benefits, of $2.50 per share.
“Utilities deployed near-record levels of capital and met pipeline replacement goals despite nearly two months of inactivity due to COVID-19. We expect to deploy approximately $430 million of capital in Fiscal 2021, a new record. Also, we settled a rate case in October that will increase our base rates by $20 million. At Energy Services, our strategy to build out our natural gas asset network continued to benefit the business as UGI Appalachia delivered solid results. Earlier this month, we completed construction of the Bethlehem LNG facility, on time and on budget, which will add approximately 70,000 dekatherms per day to our peaking portfolio. In July, we completed the acquisition of GHI, a renewable natural gas business, that strengthens our platform to deliver renewable energy solutions. Earlier this week, we took another important step in this process by entering into a definitive agreement to make a small investment in a utility-scale RNG project in Idaho. We anticipate investing in more projects like this in the coming years.
“At our Global LPG businesses, we delivered on the first phase of our LPG business transformation initiatives by realizing over $30 million and €5 million of benefits at AmeriGas and UGI International, respectively, in Fiscal 2020. We are making key investments to improve operational efficiency and create an even better customer experience that will result in increased overall cash flow from our LPG businesses for Fiscal 2021 and beyond. Lastly, our UGI International team did an outstanding job managing expenses and margins to offset the impact of both warm weather and COVID-19.

"In Fiscal 2020, UGI also initiated a transformation project to review and improve processes at its support functions, including Finance, Procurement, HR, and IT.  This project will provide us an opportunity to standardize activities, incorporate best practices and increase efficiency across our business.
“Turning to our environmental and social commitments, earlier this year we announced methane and greenhouse gas emissions reduction targets for the Utilities business. These targets are in line with our commitment to grow our business responsibly, and we look forward to updating you on our progress. In alignment with UGI’s commitment to promote diversity, I am proud of our recently launched BIDE Initiative. As part of this initiative, UGI established new partnerships with the Urban Affairs Coalition and Big Brothers Big Sisters, further demonstrating UGI’s commitment to the communities it serves.
"Fiscal 2020 was a challenging year for both our customers and the communities we serve, but UGI continued to deliver on its commitments to stakeholders. We continue to strengthen our core operations and identify areas where we can push the boundaries and grow our business both organically and inorganically. As we enter Fiscal 2021, we are confident that we can build on the momentum from late in the year and deliver on our Fiscal 2021 guidance. As we enter the winter heating months and COVID-19 cases are increasing again, we want to reiterate that the safety and well-being of our employees, customers, and the communities we serve remain our top priority" Mr. Walsh concluded.

STRATEGIC ACCOMPLISHMENTS
•UGI Utilities invested $348 million of capital, added approximately 12,000 residential and commercial heating customers, and successfully settled its second combined Gas Utility rate case, increasing base rate revenue by approximately $20 million for Fiscal 2021.
•Midstream & Marketing completed its fourth expansion of the Auburn system in November 2019, completed the construction of the Bethlehem LNG facility in November 2020, and acquired GHI, a renewable natural gas business, in July 2020.
•UGI International delivered on its goal to achieve €5 million in annual savings from the LPG business transformation initiatives, established commercial and operational centers of excellence, and continued to deploy technology and best practices that emphasize continuous improvement of the customer experience and safe operations.
•AmeriGas achieved record volumes from its ACE and National Accounts programs, expanded its innovative cylinder vending solutions with large volume customers and home delivery service territories, and delivered on its goal by achieving over $30 million in annual benefits from the LPG business transformation initiatives.
2021 OUTLOOK
UGI provides an adjusted EPS guidance range of $2.65 - $2.952 per diluted share for the fiscal year ending September 30, 2021. This guidance range assumes normal weather, based upon a rolling 10-year average, includes a negative first quarter impact of approximately $0.10 per diluted share from the COVID-19 pandemic, excludes business transformation expenses related to the Global LPG businesses and the corporate support functions, and mark-to-market gains and losses on commodity and certain foreign currency derivative instruments.

EARNINGS CALL and WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2020 earnings and other current activities at 9:00 AM ET on Thursday, November 19, 2020. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://edge.media-server.com/mmc/p/9r7ezwun or by visiting the company website https://www.ugicorp.com and clicking on Investor Relations. A telephonic replay will be available from 12:00 PM ET on November 19 through 11:59 PM ET on November 26. The replay may be accessed at (855) 859-2056, and internationally at 1-404-537-3406, conference ID 1794805.

CONTACT INVESTOR RELATIONS
610-337-1000

Brendan Heck, ext. 6608
Alanna Zahora, ext. 1004
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing, including renewable natural gas, in twelve states and the District of Columbia and internationally in France, Belgium, the Netherlands and the UK.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses “adjusted net income attributable to UGI Corporation” and "adjusted diluted earnings per share," both of which are non-GAAP financial measures, when evaluating UGI's overall performance. Management believes that these non-GAAP measures provide meaningful information to investors about UGI’s performance because they eliminate the impacts of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income at UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Tables on the last page reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1Reportable segments earnings before interest expense and income taxes represents an aggregate of our segment level EBIT as determined in accordance with GAAP.

2Because we are unable to predict certain potentially material items affecting diluted earnings per share on a GAAP basis, principally mark-to-market gains and losses on commodity and certain foreign currency derivative instruments we cannot reconcile fiscal year 2021 adjusted diluted earnings per share, a non-GAAP measure, to diluted earnings per share, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

USE OF FORWARD-LOOKING STATEMENTS
This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities and Exchange Act of 1934, as amended). Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 for a more extensive list of factors that could affect results. Among them are adverse weather conditions and the seasonal nature of our business, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, liability for uninsured claims and for claims in excess of insurance coverage, domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East and the withdrawal of the United Kingdom from the European Union, and foreign currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business, our ability to successfully integrate acquired businesses and achieve anticipated synergies, the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack, the inability to complete pending or future energy infrastructure projects, our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future transformation initiatives at our business units, and uncertainties related to the global pandemic, including the duration and/or impact of the COVID-19 pandemic.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)

AmeriGas Propane

For the year ended September 30,	2020	2019	Increase (Decrease)
Revenues	$2,381	$2,682	$(301)	(11)%
Total margin (a)	$1,421	$1,491	$(70)	(5)%
Operating and administrative expenses	$890	$929	$(39)	(4)%
Operating income / earnings before interest expense and income taxes	$373	$404	$(31)	(8)%

Retail gallons sold (millions)	987	1,054	(67)	(6)%
Heating degree days - % (warmer) colder than normal	(1.2)%	3.6%
Capital expenditures	$135	$107	$28	26%
•Retail gallons sold decreased 6% compared to Fiscal 2019 primarily due to the effects of COVID-19, structural conservation, and the effects of warmer weather on heating-related sales.
•Total margin decreased $70 million primarily reflecting lower retail volumes sold ($82 million) partially offset by slightly higher average retail unit margins ($14 million) compared to Fiscal 2019.
•Operating and administrative expenses decreased by $39 million in Fiscal 2020 primarily due to benefits achieved from the LPG transformation initiatives, lower litigation expenses, and lower business travel expenses.

UGI International

For the year ended September 30,	2020	2019	Increase (Decrease)
Revenues	$2,127	$2,372	$(245)	(10)%
Total margin (a)	$936	$956	$(20)	(2)%
Operating and administrative expenses	$573	$611	$(38)	(6)%
Operating income	$241	$229	$12	5%
Earnings before interest expense and income taxes	$259	$234	$25	11%

LPG retail gallons sold (millions)	757	833	(76)	(9)%
Heating degree days - % (warmer) than normal	(12.1)%	(5.8)%
Capital expenditures	$89	$106	$(17)	(16)%
Base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During Fiscal 2020 and Fiscal 2019, the average unweighted euro-to-dollar translation rates were $1.12 and $1.13, respectively, and the average unweighted British pound sterling-to-dollar translation rate was $1.28 in both periods presented.
•Total LPG retail gallons sold decreased 9% in Fiscal 2020 due to warm weather during the peak heating months, the impacts of COVID-19 on commercial and industrial volumes, and the termination of a low-margin autogas contract in Italy.
•Total margin decreased $20 million compared to Fiscal 2019 due to lower retail LPG gallons sold and the translation effects of the weaker euro (approximately $14 million) partially offset by higher average LPG unit margins including the effects of margin management efforts and lower LPG product costs.
•Operating and administrative expenses decreased $38 million in Fiscal 2020 reflecting, among other things, lower employee compensation and benefits related costs, decreased distribution costs and business travel expenses, and the translation effects of the weaker euro (approximately $8 million).
•Earnings before interest expense and income taxes ("EBIT") increased $25 million compared to Fiscal 2019 largely reflecting the higher operating income and increased pre-tax realized gains on foreign currency exchange contracts entered into in order to reduce volatility in UGI International net income resulting from the translation effects of changes in foreign currency exchange rates ($10 million).

Midstream & Marketing

For the year ended September 30,	2020	2019	Increase (Decrease)
Revenues	$1,247	$1,516	$(269)	(18)%
Total margin (a)	$355	$275	$80	29%
Operating and administrative expenses	$140	$120	$20	17%
Operating income	$140	$105	$35	33%
Earnings before interest expense and income taxes	$168	$114	$54	47%

Heating degree days - % (warmer) than normal	(7.9)%	(1.6)%
Capital expenditures	$93	$138	$(45)	(33)%
•Total margin increased $80 million in Fiscal 2020 reflecting higher natural gas gathering total margin ($84 million) largely attributable to incremental margin from UGI Appalachia and, to a much lesser extent, increased peaking ($5 million) and capacity margins ($4 million) including a refund received in the current year in connection with contracted pipeline rates. The effect of these increases was partially offset by lower electric generation margin ($5 million) largely related to lower volumes at the Conemaugh generating facility in Fiscal 2020 and lower retail commodity margin ($5 million), which reflects lower volumes attributable to the warmer weather compared to the prior year.
•Operating and administrative expenses and depreciation and amortization expenses increased $20 million and $24 million, respectively, versus Fiscal 2019 largely attributable to UGI Appalachia.
•Operating income increased $35 million compared to the prior year due to the increase in total margin partially offset by the higher operating and administrative expenses and depreciation and amortization expenses.
•EBIT increased $54 million primarily due to an increase in operating income and higher equity income ($18 million) primarily attributable to Pennant, a natural gas gathering and processing equity interest that was acquired as part of UGI Appalachia.

UGI Utilities

For the year ended September 30,	2020	2019	Increase (Decrease)
Revenues	$1,030	$1,049	$(19)	(2)%
Total margin (a)	$577	$563	$14	2%
Operating and administrative expenses	$239	$244	$(5)	(2)%
Operating income	$229	$224	$5	2%
Earnings before interest expense and income taxes	$229	$226	$3	1%

Gas Utility system throughput - billions of cubic feet
Core market	75	80	(5)	(6)%
Total	310	294	16	5%
Gas Utility Heating degree days - % (warmer) than normal	(11.0)%	(5.0)%
Capital expenditures	$348	$355	$(7)	(2)%
•Gas Utility core market throughput decreased 6% reflecting the effects of weather that was nearly 6% warmer than the prior year and reduced volumes attributable to COVID-19.
•Total margin increased $14 million during Fiscal 2020 reflecting higher margin from Gas Utility ($16 million) partially offset by slightly lower Electric Utility margin ($2 million). The increase in total Gas Utility margin reflects higher core market margin including the effects of the increase in base rates that became effective October 11, 2019, partially offset by the lower core market volumes.
•Operating and administrative expenses decreased $5 million in Fiscal 2020 reflecting, among other things, decreases in contractor costs and transportation expenses, partially offset by higher IT maintenance and consulting expenses.
•Depreciation expense increased $12 million due to increased distribution system and IT capital expenditure activity.
•EBIT increased $3 million reflecting increased total margin ($14 million) and lower operating and administrative expenses ($5 million), partially offset by higher depreciation expense ($12 million) and the absence of a non-service pension benefit reflected in the prior year.

(a) Total margin represents total revenue less total cost of sales. In the case of UGI Utilities, total margin is also reduced by certain revenue-related taxes.

REPORT OF EARNINGS - UGI CORPORATION

(Millions of dollars, except per share) Unaudited	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Revenues:
AmeriGas Propane	$398	$411	$2,381	$2,682
UGI International	401	391	2,127	2,372
Midstream & Marketing	230	247	1,247	1,516
UGI Utilities	129	133	1,030	1,049
Corporate & Other (a)	(34)	(32)	(226)	(299)
Total revenues	$1,124	$1,150	$6,559	$7,320
Earnings (loss) before interest expense and income taxes:
AmeriGas Propane	$(17)	$(9)	$373	$404
UGI International	12	16	259	234
Midstream & Marketing	7	14	168	114
UGI Utilities	—	7	229	226
Total reportable segments	2	28	1,029	978
Corporate & Other (a)	56	(102)	(40)	(319)
Total earnings (loss) before interest expense and income taxes	58	(74)	989	659
Interest expense:
AmeriGas Propane	(40)	(41)	(164)	(167)
UGI International	(8)	(8)	(31)	(25)
Midstream & Marketing	(8)	(7)	(42)	(9)
UGI Utilities	(13)	(13)	(54)	(50)
Corporate & Other, net (a)	(6)	(7)	(31)	(7)
Total interest expense	(75)	(76)	(322)	(258)
(Loss) income before income taxes	(17)	(150)	667	401
Income tax benefit (expense)	27	19	(135)	(93)
Net income (loss) including noncontrolling interests	10	(131)	532	308
(Deduct net income) add net loss attributable to noncontrolling interests, principally in AmeriGas Partners, L.P. prior to the AmeriGas Merger	(1)	79	—	(52)
Net income (loss) attributable to UGI Corporation	$9	$(52)	$532	$256
Earnings (loss) per share attributable to UGI Corporation shareholders:
Basic	$0.05	$(0.27)	$2.55	$1.44
Diluted	$0.05	$(0.27)	$2.54	$1.41
Weighted Average common shares outstanding (thousands) (b):
Basic	208,655	189,905	208,928	178,417
Diluted	209,357	189,905	209,869	181,111
Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$(42)	$(8)	$156	$68
UGI International	36	4	173	145
Midstream & Marketing	(1)	7	92	78
UGI Utilities	(11)	(6)	136	133
Corporate & Other (a)	27	(49)	(25)	(168)
Total net income (loss) attributable to UGI Corporation	$9	$(52)	$532	$256
(a)Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our chief operating decision maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.
(b)Earnings per share for Fiscal 2020 reflect 34.6 million incremental shares of UGI Common Stock issued in conjunction with UGI's buy-in of the outstanding common units of AmeriGas Partners, L.P. ("AmeriGas Merger").

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share
(unaudited)

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

Fiscal Year Ended September 30,	2020	2019
Adjusted net income attributable to UGI Corporation (millions):
Net income attributable to UGI Corporation	$532	$256
Net (gains) losses on commodity derivative instruments not associated with current-period transactions (net of tax of $35 and $(60), respectively)	(82)	148
Unrealized losses (gains) on foreign currency derivative instruments (net of tax of $(10) and $9, respectively)	26	(23)
Loss on extinguishments of debt (net of tax of $0 and $(2), respectively)	—	4
AmeriGas Merger expenses (net of tax of $0 and $0, respectively)	—	1
Acquisition and integration expenses associated with the CMG Acquisition (net of tax of $(1) and $(5), respectively)	1	11
LPG business transformation expenses (net of tax of $(17) and $(5), respectively)	45	16
Loss on disposals of Conemaugh and HVAC (net of tax of $(15) and $0, respectively)	39	—
Total adjustments (1) (2)	29	157
Adjusted net income attributable to UGI Corporation	$561	$413

Adjusted diluted earnings per share (3):
UGI Corporation earnings per share - diluted	$2.54	$1.41
Net (gains) losses on commodity derivative instruments not associated with current-period transactions	(0.39)	0.82
Unrealized losses (gains) on foreign currency derivative instruments	0.12	(0.13)
Loss on extinguishments of debt	—	0.02
AmeriGas Merger expenses	—	0.01
Acquisition and integration expenses associated with the CMG Acquisition (a)	0.01	0.06
LPG business transformation expenses	0.21	0.09
Loss on disposals of Conemaugh and HVAC	0.18	—
Total adjustments (1) (3)	0.13	0.87
Adjusted diluted earnings per share (3)	$2.67	$2.28

(1)Corporate & Other includes certain adjustments made to our reporting segments in arriving at net income attributable to UGI Corporation, including the impact of the tax benefits resulting from tax law changes for Fiscal 2020. These adjustments have been excluded from the segment results to align with the measure used by our chief operating decision maker in assessing segment performance and allocating resources.
(2)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.
(3)Earnings per share for Fiscal 2020 reflect 34.6 million in incremental shares of UGI common stock issued in conjunction with the AmeriGas Merger.

(a) "CMG Acquisition" refers to the acquisition of Columbia Midstream Group, LLC and Columbia Pennant, LLC by UGI Energy Services, LLC on August 1, 2019.